================================================================================
    As filed with the Securities and Exchange Commission on December 31, 1998


                                            Registration Statement No. 333-68019


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------


                            MARVEL ENTERPRISES, INC.
             (Exact Name of Registrant as Specified in its Charter)
         Delaware                                        13-3711775
  (State or Other Jurisdiction of                      (I.R.S. Employer
  Incorporation or Organization)                     Identification Number)

                                685 Third Avenue
                            New York, New York 10017
                                 (212) 588-5100
               (Address, Including Zip Code and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                                Morton E. Handel
                              Chairman of the Board
                                685 Third Avenue
                            New York, New York 10017
                                 (212) 588-5100

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                              --------------------
                                    copy to:
                             John N. Turitzin, Esq.
                                Battle Fowler LLP
                               75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000


          Approximate date of commencement of proposed sale to public: From time to time or at one time after the effective date of this registration statement as determined by market conditions.
          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



782128.3

================================================================================
                                                                     Prospectus

                            MARVEL ENTERPRISES, INC.

                        36,642,683 Shares of Common Stock

                 15,620,234 Shares of 8% Cumulative Convertible
                          Exchangeable Preferred Stock


           ----------------------------------------------------------



          All of the shares of stock covered by this prospectus are owned by the stockholders listed in the section of this prospectus called "Selling Stockholders." The selling stockholders may sell any or all of their shares from time to time. The sales prices, and the methods of determining those prices, are yet to be determined. We will not receive any of the proceeds of sales by the selling stockholders.

          The common stock is listed for trading on the New York Stock Exchange under the symbol "MVL". The preferred stock is not listed for trading on any national securities exchange or on the Nasdaq Stock Market.

          See "Risk Factors" beginning on page 5 for certain factors relevant to an investment in our common stock and/or preferred stock.


          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.








                                December 31, 1998


782128.3

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Prospectus Summary ........................................................... 3
Risk Factors ................................................................. 5
Ratio of Combined Fixed Charges and
 Preference Dividends to Earnings ............................................ 9
Forward-Looking Statements ...................................................10
Federal Income Tax Considerations ............................................10
Use of Proceeds ..............................................................14
Selling Stockholders .........................................................14
Plan of Distribution .........................................................19
Where You Can Find More Information ..........................................20
Experts ......................................................................21
Legal Matters ................................................................21










                                       2
782128.3

                               PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all the details that may be important to you. You should read this entire prospectus carefully before you invest.

About Marvel Enterprises, Inc.


     Our company was called "Toy Biz, Inc." until October 1, 1998. On that day, we acquired Marvel Entertainment Group, Inc., which had been in bankruptcy since December 1996, and changed our name to Marvel Enterprises, Inc. When we use the term "Marvel Entertainment" in this prospectus, we are referring to Marvel Entertainment Group. Our acquisition of Marvel Entertainment was part of a plan of reorganization for Marvel Entertainment that was proposed, and ultimately confirmed by the court, in Marvel Entertainment's bankruptcy case.


     We operate through the following five business divisions:


     1. Marvel Comics. We believe that Marvel Comics is one of the leading publishers of comic books and one of the largest licensors of proprietary characters in the world. Marvel Comics owns the copyrights to over 3,500 fictional characters, including Spider-Man, X-Men, Hulk, Fantastic Four, Captain America and Iron Man. We believe that the Marvel characters are among the most recognizable in the entertainment industry. Marvel Comics has been publishing comic books based upon the Marvel characters since 1939, and has consistently published some of the world's most popular comic book titles.

     2. Toy Biz. Toy Biz designs, develops, markets and distributes, on a worldwide basis, both innovative and traditional toys in the boys', girls', preschool, activity and electronic toy categories. Toy Biz's products are based on popular entertainment properties, including the Marvel characters, Sony's Godzilla and World Championship Wrestling, and consumer brand names like Gerber.

     3. Marvel Media. We pursue our strategy of maximizing media exposure for the Marvel characters primarily through Marvel Media. Marvel Media seeks to establish a broad array of licensing relationships, including licenses with studio and network partners for television, motion picture and home video projects.

     4. Fleer/SkyBox. We believe that Fleer/SkyBox is the leading marketer of sports and entertainment trading cards in the world.


     5. Panini. We believe that Panini is the world leader in the children's activity sticker market. Panini's sticker products focus on European, World Cup and other soccer leagues and events as well as entertainment properties. Panini also operates a Europe-based regional adhesive paper business. We do not intend to continue the Panini business lines in light of Panini's deficit in net tangible assets.

     Our executive offices are located at 685 Third Avenue, New York, New York 10017 and our telephone number is (212) 558-5100.




                                       3
782128.3

Securities to be Offered


     This prospectus relates to the offer and sale of two types of stock in Marvel Enterprises: our common stock and our 8% cumulative convertible exchangeable preferred stock, which is the formal name of the preferred stock covered by this prospectus. Each share of preferred stock:


     . pays dividends, at the rate of 8% per year, in cash or in additional shares of preferred stock;


     .    can be converted by its owner into 1.039 shares of common stock;

     .    votes generally with the common stock as one class;

     . has the same voting power as 1.039 common shares when it votes with the common stock; and

     . can be forced to convert into common stock beginning on October 1, 2001 if the trading price of the common stock is above a certain dollar amount.





Federal Income Tax Considerations

     See "Federal Income Tax Considerations," which discusses certain U.S. federal income tax consequences that may result from the purchase of the common stock or the preferred stock offered by this prospectus.



                                       4
782128.3

                                  RISK FACTORS


You should consider carefully the following risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock or preferred stock. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 10 of the prospectus.

Our indebtedness is substantial and it could hurt our financial health.

     We have a lot of indebtedness, which presents a risk to our stockholders that our financial health will suffer. We have outstanding indebtedness of approximately $200 million and have guaranteed $27 million of the indebtedness of Panini. Our indebtedness consists of $200 million owed to UBS AG, Stamford Branch that was used to fund the acquisition of Marvel Entertainment. In addition, we expect to borrow under a new $50 million credit facility.

     The amount of our indebtedness could have important consequences to holders of our common stock and preferred stock, including, but not limited to, the following:


     . our ability to borrow money or sell stock when we want to for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited;

     . a substantial portion of whatever cash we make from our business will be needed to pay the principal of, and interest on, our indebtedness;

     . we have made promises in our loan agreements that could limit our ability to develop our business and expand; and

     . our indebtedness may make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.


     Our ability to pay dividends on the preferred stock, to pay interest on our indebtedness, to repay our lenders and to operate and build our business will depend on our operating success, which could be affected by many factors, including general economic conditions and other factors beyond our control. If we do not fulfill the promises that we made in our loan agreements, we might be forced to pay back all of the indebtedness under those loan agreements immediately. If the cash we generate by operating our business, together with borrowings under our credit facility, is not sufficient to make required payments under our loan agreements and to cover our other cash requirements, we will need to renegotiate our loan agreements or to refinance all or a portion of our indebtedness or to obtain additional financing. It is possible that we will be unable to renegotiate our loan agreements, refinance that indebtedness or obtain additional financing.

We might not be able to repay our largest creditor in September 1999, when we must do so.

     We are obligated to repay UBS AG, Stamford Branch (see the previous risk factor) by September 27, 1999, but we might not be able to do so. Our repayment obligation is secured by a lien on virtually all of our assets, including the assets of all of our subsidiaries except Panini. We will need to obtain alternate financing in order to repay UBS AG. If we cannot obtain alternate financing, we will default on that obligation and UBS AG might be able to demand repayment of that obligation and to foreclose on our assets.


                                       5
782128.3

We might not be able to integrate Marvel Entertainment into our business.

     Our future success as a company will depend in part on our ability to effectively integrate the businesses of Toy Biz and Marvel Entertainment. The process of integrating the businesses of Toy Biz and Marvel Entertainment may involve unforeseen difficulties and may require a disproportionate amount of time and attention of our management and financial and other resources. Although we believe that we have the opportunity for synergies and cost savings, the timing or amount of synergies or cost savings that may ultimately be attained is uncertain. Some of the anticipated benefits of the combination may not be achieved if our operations are not successfully integrated in a timely manner. The difficulties of that integration may initially be increased by the necessity of coordinating and integrating personnel with different business backgrounds and corporate cultures. We might not be able to integrate effectively Marvel Entertainment's operations. If we are not successful in this combination, if the combination takes longer than anticipated, or if the integrated operations fail to achieve market acceptance, our business could be adversely affected. In addition, implementation of our business strategy will be subject to numerous other contingencies beyond our control, including general and regional economic conditions, interest rates, competition, and the ability to attract and maintain skilled employees. As a result, the combination might not be successful, our business strategies might not be effective and we might not be able to achieve our goals.

There have been declines in many of our lines of business in recent periods.

     In recent years there has been a decline in many of our businesses, and that decline may continue. In 1995 and 1996 there was an overall decline in Marvel Entertainment's core publishing and trading card businesses which had a material adverse effect on Marvel Entertainment. This decline, when taken in connection with indebtedness incurred by Marvel Entertainment in connection with its acquisition program, ultimately caused Marvel Entertainment's filing for reorganization under chapter 11 of the bankruptcy code in 1996. Marvel Entertainment's publishing revenues, along with those of the overall comic book industry, declined primarily as a result of reduced readership, lower speculative purchases and lower selling prices, which in turn caused a contraction in the number of comic book specialty stores. These store closings further hurt Marvel Entertainment's net publishing revenues. In addition, Fleer/SkyBox's trading card markets contracted during 1995 through 1997, although this contraction appears to be slowing. The decline in the comic book and trading card business could continue or get worse.

     The bankruptcy of Marvel Entertainment also caused a decline in our toy business because a substantial portion of our toy products were based on the Marvel characters. Our toy business might not return to its pre-bankruptcy levels. In addition, during the third quarter of 1998, our operations began to be hurt by the decision of certain major retailers to significantly reduce their toy inventory levels.

     We believe the sales and the profitability of each of our businesses have been hurt by concerns about the effect of Marvel Entertainment's bankruptcy proceedings among customers and others with whom we do business. While we believe that the consummation of Marvel Entertainment's plan of reorganization has alleviated these concerns, our sales and profitability might continue to be adversely affected.

Labor disputes that disrupt professional sports seasons could hurt our trading card business.

     Labor disputes that delay or cancel professional sports seasons could hurt our trading card business. In recent years, labor disputes have disrupted the professional baseball season. There is currently a labor dispute with the National Basketball Association, with which we have licensing arrangements, which has resulted in the delay, and may result in the cancellation, of the 1998-1999 professional basketball season. Disruptions in professional sports seasons reduce demand for trading cards based on those sports. The terms of certain of our professional team sports licenses, including the terms of the National Basketball Association license, should reduce the effect of any labor disputes on our trading card business.




                                       6
782128.3

Marvel Entertainment's bankruptcy proceedings might cause us to lose licensing arrangements.

     Some of our licensing arrangements might be lost because of Marvel Entertainment's bankruptcy. Marvel Entertainment was a party to various licensing arrangements that were rejected pursuant to Marvel Entertainment's plan of reorganization. If those licenses are not renegotiated they will be lost, and that loss could have a material adverse effect on us. Although there can be no assurances, we believe that many of these licensing arrangements can be renegotiated on terms acceptable to us.

We depend on manufacturers in China.

     A large number of our toy products are manufactured in China, which subjects us to risks of currency exchange fluctuations, transportation delays and interruptions, and political and economic disruptions. Our ability to obtain products from our Chinese manufacturers is dependent upon the United States' trade relationship with China. The "most favored nation" status of China, which is reviewed annually by the United States government, is a regular topic of political controversy. The loss of China's "most favored nation" status would increase the cost of importing products from China significantly, which could have a material adverse effect on us. The imposition of further trade sanctions on China could result in significant supply disruptions or higher merchandise costs to us. We might not be able to find alternate sources of manufacturing outside China on acceptable terms even if we want or need to.


     We purchase goods from manufacturers in China mostly in Hong Kong dollars and, accordingly, fluctuations in Hong Kong monetary rates may have an impact on our cost of goods. In recent years, the value of the Hong Kong dollar has been tied to the value of the United States dollar, eliminating fluctuations between the two currencies. The Hong Kong dollar, however, might not continue to be tied to the United States dollar. Furthermore, appreciation of Chinese currency values relative to the Hong Kong dollar could increase our cost of products manufactured in China and harm our business.


We depend on a single comic book distributor.

     We distribute our comic book publications through the only major provider for the direct comic book market and, as a result, a termination of our agreement with that distributor would significantly disrupt our publishing operations in the short term. The distributor is an entity unaffiliated with us. Our agreement with the distributor is for a term of three-and-a-half years and automatically renews for succeeding one-year periods unless terminated by either party. Either party has the right to terminate upon the happening of certain events. We believe that the termination of the current distribution agreement would not have a long-term material adverse effect on us. Such a termination, however, might materially harm our financial condition or results of operations or both.

We must often make advance payments and guarantee royalties under licenses that we acquire.

     When we obtain licenses from others to manufacture products based on their characters, we are often required to pay significant non-refundable advances or to guarantee significant minimum royalty payments without knowing whether the characters will be popular. If a character does not turn out to be popular, the non-refundable advances and guaranteed minimum royalties might cause us to lose a significant amount of money on the license.

The outcome of stockholder votes is controlled by a small number of stockholders.

     A majority of the voting power of our stock is held by a small number of stockholders, who can determine the outcome of most stockholder votes. In addition, holders of over 60% in voting power of our stock have entered into a stockholders' agreement with us. The stockholders' agreement provides, among other things, that its parties shall nominate and vote in favor of each other's designated members of our board of directors.



                                       7
782128.3

Other stockholders, therefore, have little or no ability to select our directors while the stockholders' agreement is in effect.

Holdings of preferred stock are highly concentrated in a small number of holders.

     A significant portion of the outstanding shares of preferred stock are held by a relatively small number of stockholders. Sales of a large number of the outstanding shares of preferred stock at once, or within a limited period of time, might have a significant negative effect on the price an investor could otherwise expect to receive for shares of preferred stock.

Our toy business is seasonal.

     Our annual operating performance depends, in large part, on our sales during the relatively brief Christmas selling season. Unlike many industries, the toy industry tends to be seasonal. Our toy business experiences seasonality in sales and net income because of the heavy demand for toys during the Christmas season. During 1995, 1996 and 1997, 69%, 64% and 67%, respectively, of our domestic net toy sales were realized during the months of July through December. This seasonal pattern requires significant use of working capital mainly to build inventory during the year, prior to the Christmas selling season, and requires accurate forecasting of demand for our products during the Christmas selling season. We expect that our toy business will continue to experience a significant seasonal pattern for the foreseeable future.

There is no public market for the preferred stock.

     There is currently no public market for the preferred stock. It is possible that an active trading market in the preferred stock will not develop and that purchases of the shares of preferred stock offered by this prospectus will be an illiquid investment.

Dividends paid in kind on the preferred stock may cause preferred stockholders to suffer tax liability without the receipt of any cash.

     Holders of preferred stock may incur income tax liability without the receipt of any cash to pay that liability. Dividends on the preferred stock may be paid, at our option, either in cash or in additional shares of preferred stock. Dividends paid in additional shares of preferred stock are said to be paid "in kind." We have promised some of our lenders that we will pay dividends only in kind for as long as we owe money to them. Dividends paid in kind may be taxable income to holders of preferred stock even though those dividends provide no cash to those holders with which to pay the resulting income tax liability.

We can repurchase the preferred stock.

     We have the option, on thirty days' notice, to repurchase all of the shares of preferred stock at any time after October 1, 2001 for $10 per share, plus all accrued but unpaid dividends, whether or not the holders of preferred stock wish us to do so.

We can require conversion of preferred stock into common stock.

     If the common stock has been trading at prices above a certain dollar amount (determined by a formula set forth in Section 6.8(g) of our certificate of incorporation), then we will have the right, at any time on or after October 1, 2001, to force a conversion of up to $50 million worth of preferred stock at a time into shares of common stock. Purchasers of the shares of preferred stock offered by this prospectus therefore risk having their shares converted, against their will, into shares of common stock.



                                       8
782128.3

Corporate holders of preferred stock risk loss of a tax deduction if we exchange the preferred stock.

     If we exchange the preferred stock for subordinated notes, corporate holders of preferred stock may suffer adverse tax consequences. If a majority of the holders of preferred stock approve, we may exchange all of the shares of preferred stock for subordinated notes at any time after April 1, 2000. Those notes will have substantially the same economic terms, voting rights and conversion features as the preferred stock, but instead of receiving dividend payments, holders of subordinated notes would receive interest payments. Corporate holders of preferred stock therefore risk the loss of the "dividends received" deduction in the event of our exchange of the shares of preferred stock for subordinated notes.

We have not yet assured Year 2000 compliance.


     We expect to incur Year 2000 conversion costs of approximately $1.0 million throughout the balance of 1998 and 1999. We are utilizing both internal and external sources to remediate, or replace, and test our software for Year 2000 modifications. We anticipate completing the Year 2000 project by June 30, 1999.

     We are in the process of completing an assessment of Year 2000 compliance for the Marvel Entertainment operations. Marvel Entertainment had not allocated resources to the Year 2000 project while it was in bankruptcy. We believe that we can successfully complete Marvel Entertainment's Year 2000 compliance by converting Marvel Entertainment's financial system into our financial system by August, 1999. Other systems used by Marvel Entertainment will be made Year 2000 compliant in conformance with our systems. We estimate that the costs to conform Marvel Entertainment will be under $500,000.

    The cost of the project and the date on which we believe we will complete the Year 2000 modifications are only estimates. We currently believe that the Year 2000 issue will not pose significant operational problems for our computer systems. We have begun to communicate with our customers and major suppliers in order to determine whether the Year 2000 issue will affect the ability of those companies' computer systems to interface with our systems or will otherwise affect the ability of those companies to transact business with us. We are not aware of any such material issues with our customers and suppliers at this time. We have not developed a detailed contingency plan. We assess our Year 2000 status regularly and will begin to develop comprehensive contingency plans if we believe we will not complete the Year 2000 project in a timely manner. If our Year 2000 project is not completed on a timely basis, or if our major customers or suppliers fail to address all the Year 2000 issues, we believe it could have a material adverse impact on our operations.


      RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

                                                                                        Nine Months Ended
                                                                                        -----------------
                                                                           Pro                           Pro
                                                                           Forma                         Forma
                                1993     1994     1995     1996    1997     1997    9/30/97  9/30/98   9/30/98
                                ----     ----     ----     ----    ----     ----    -------  -------   -------

Ratio of Combined
Fixed Charges and Preference
Dividends to Earnings             4.08     16.16   67.63    57.64    --       --         --       --        --
                                ===============================================================================

     For the purposes of the ratio of combined fixed charges and preference dividends to earnings, earnings were calculated by adding pretax income, interest expense and the portion of rents representative of an interest factor. Combined fixed charges consist of interest expense and the portion of rents representative of an interest factor. For the periods in which earnings were insufficient to cover combined fixed charges, the dollar amount of coverage deficiency was $49,721, $200,356, $26,754, $6,815 and $74,066 for the twelve months ended

                                       9
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



December 31, 1997, the pro-forma twelve months ended December 31, 1997, the nine months ended September 30, 1997 and 1998 and the pro-forma nine months ended September 30, 1998, respectively.


                           FORWARD-LOOKING STATEMENTS

     Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in general economic conditions, our ability to integrate Marvel Entertainment's business, our ability to refinance the bridge loan we used to finance our acquisition of Marvel Entertainment, the level of media exposure or the popularity of our characters and trademarks, consumer acceptance of our new product introductions, a decrease in the level of media exposure or popularity of our characters resulting in declining revenues based on such characters, the lack of continued commercial success of properties owned by major licensors which have granted us licenses for our sports and entertainment trading card and sticker businesses, the timing and effectiveness of our programs designed to make our operations Year-2000 compliant, our dependence on Chinese manufacturers, U.S. trade relations with China, and continued pressure by certain of our major retail customers to significantly reduce their toy inventory levels. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.


                        FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax matters relating to our operations that may be relevant to our prospective stockholders. It is based upon current law and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations.


     Each of our prospective stockholders is encouraged to consult its own tax advisor regarding the specific tax consequences to it of the purchase, ownership and sale of shares of common stock and/or preferred stock of Marvel Enterprises, Inc. ("Marvel"), including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and of potential changes in applicable tax laws.


     The following discussion is a summary of certain U.S. federal income tax consequences expected to result from the implementation of the Plan. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), as in effect on the date hereof and on United States Treasury Regulations in effect (or in certain cases, proposed) on the date hereof, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view with respect to one or more of the issues discussed below, and no ruling from


                                       10
782128.3
the IRS has been or will be sought with respect to any issues which may arise under the Plan. This summary is for general information only and does not purport to address all of the U.S. federal income tax consequences that maybe applicable to Marvel. This discussion does not address state, local or foreign tax considerations that may be applicable.

     The merger is expected to be characterized as a transfer of the stock of Marvel Entertainment to Marvel upon which, for Federal income tax purposes, Marvel is not expected to recognize any gain or loss.

     The reclassification on October 1, 1998 of the two then-existing classes of common stock of Marvel into one class of common stock is expected to be treated as a nontaxable recapitalization of Marvel in which neither the stockholders nor Marvel will recognize gain or loss.

          a. Utilization of Marvel Entertainment's net operating loss carryovers and built-in losses.

     Section 382 of the Code imposes an annual limitation on the amount of taxable income of a "loss corporation" that may be offset by net operating loss carryovers ("NOLs") and certain built-in losses (referred to collectively as pre-change loss) that are attributable to the period preceding an "ownership change." The NOLs of Marvel Entertainment and its subsidiaries may be subject to an existing limitation. Marvel Entertainment and its subsidiaries may also have had a built-in loss at the time of the merger. Upon consummation of Marvel Entertainment's plan of reorganization, Marvel Entertainment and its subsidiaries underwent an ownership change within the meaning of section 382 of the Code. As a result, the NOLs of Marvel Entertainment and its subsidiaries will be subject to a section 382 limitation. In addition, Marvel may also undergo an ownership change within the meaning of section 382 of the Code. Thus, to the extent that Marvel is a loss corporation, such losses will be limited. No assurance can be provided that the Marvel Entertainment NOL carryovers and built-in losses (if any) will be available to offset income.

          b.   Preferred Stock Dividends.



     Because Marvel is required to redeem the preferred stock on October 1, 2011 for an amount equal to its liquidation preference plus all accrued and unpaid dividends, whether or not declared, to the redemption date, for federal income tax purposes, holders of the preferred stock will be deemed to have received, each year, an amount equal to the dividends accruing on the preferred stock, regardless of whether they receive cash distributions. If and to the extent Marvel has current or accumulated earnings and profits, this deemed distribution will be treated as ordinary dividend income. If the deemed distribution exceeds the current or accumulated earnings and profits of Marvel, the excess will be a return of capital (requiring the holders of the preferred stock to reduce their tax basis in the preferred stock and then recognize gain). In addition, if at any time Marvel makes a distribution to its shareholders and, pursuant to the antidilution provisions of the preferred stock, the conversion rate of the preferred stock is increased, such increase may be deemed to be the payment of a taxable dividend to the holders of the preferred stock.

     Because the preferred stock is subject to mandatory redemption and, subject to certain limitations, is exchangeable for 8% Convertible Subordinated Debentures at the Marvel's option, there is a risk that the preferred stock could be treated as indebtedness for federal income tax purposes. Marvel intends to take the position (which counsel believes is reasonable) that the preferred stock constitutes stock for federal income tax purposes and, therefore, the material tax consequences to holders of preferred stock should be as described herein. If, however, it is determined that the preferred stock is debt, corporate holders would not be entitled to the benefit of the dividends received deduction discussed below and the yield to the holders of the preferred stock would be taxable as original issue discount (i.e., interest income), whether or not actual cash payments are received and whether or not Marvel has current or accumulated earnings and profits. The remainder of the discussion assumes that the preferred stock will be classified as stock for federal income tax purposes.

     Taxable dividends on the preferred stock should qualify for the dividends received deduction in the hands of qualifying corporate holders, subject to the minimum holding period requirements and other applicable requirements (including the disallowance of the dividends received deduction to the extent a corporate




                                       11
782128.3
shareholder incurs interest expense on debt directly attributable to the preferred stock). A corporate shareholder's liability for alternative minimum tax may be affected by the portion of the dividends received that are deducted in computing taxable income.

     Section 1059 of the Code reduces the benefit of the dividends received deduction with respect to "extraordinary dividends" by requiring a corporate shareholder to reduce its basis in the preferred stock (but not below zero) by the nontaxed portion (as a result of the dividends received deduction) of any "extraordinary dividend" if the holder has not held the preferred stock for more than two years before the earliest of the dates on which the corporation declares, announces, or agrees to, the amount or payment of such dividend. In addition, an amount treated as a dividend in the case of a redemption that is either non-pro rata as to all shareholders, in partial liquidation, or which would not have been treated as a dividend if any options had not been taken into account under Section 318(a)(4) of the Code or if Section 304(a) of the Code had not applied, would also constitute an extraordinary dividend even if the preferred stock were held for more than two years before the date of announcement or agreement with respect to the redemption. If the nontaxed portion of all extraordinary dividends exceeds the corporate holder's basis, the excess is treated as taxable gain. The dividends on the preferred stock may constitute extraordinary dividends for this purpose. An "extraordinary dividend" on the preferred stock would generally be a dividend (including a deemed dividend) that either equals or exceeds 5 percent of the holder's basis in such stock, treating all dividends having ex-dividend dates within an eighty-five-day period as one dividend, or exceeds 20 percent of the holder's basis in such stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. However, if the market value can be established by the holder to the satisfaction of the Secretary of the Treasury, it may be substituted for stock basis.


     If stock pays fixed dividends at least annually, has no dividends in arrears at the time it is acquired by a corporate holder, and does not have an actual rate of return exceeding 15 percent, then a fixed dividend paid with respect to such stock will be a "qualified preferred dividend" that may qualify for special relief under Section 1059 of the Code. Under this relief provision,
(a) a qualified preferred dividend is not treated as "extraordinary" if the taxpayer holds such stock for more than five years or (b) if the taxpayer disposes of such stock before it has been held for more than five years, then the amount of the basis reduction under Section 1059 of the Code with respect to such dividends will not be greater than the excess (if any) of (i) the qualified preferred dividends paid with respect to such stock during the period the taxpayer held the stock over (ii) the qualified preferred dividends that would have been paid during such period on the basis of the stated rate of return. For purposes of determining the actual rate of return or the stated rate of return, the average amount of actual dividends received (or deemed received under Section 305 of the Code), or the stated dividends, as the case may be, are compared with the lesser of the holder's adjusted tax basis in the stock or the liquidation preference (excluding dividend arrearages) of the stock.


          c.   Conversion of Preferred Stock to Common Stock.

     If the preferred stock is converted to common stock, neither the holder of the preferred stock nor Marvel should recognize gain or loss for federal income tax purposes. Income will generally be recognized, however, to the extent common stock is received in payment of dividends in arrears. The tax basis for the preferred stock will be transferred to the common stock in the hands of a converting shareholder.

          d.   Redemption of Preferred Stock for Cash.

     A redemption of the preferred stock will be a taxable event that will be treated as a sale or exchange (on which capital gain or loss may be realized) if the redemption (a) results in a "complete termination" of the stockholder's stock interest in Marvel under Section 302(b)(3) of the Code, (b) is "substantially disproportionate" with respect to the shareholder under Section 302(b)(2) of the Code, or (c) is "not essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1) of the Code. The gain or loss recognized will be an amount equal to the difference between the stockholder's adjusted tax basis in the preferred stock and the



                                       12
782128.3
amount of cash received (less any cash received in payment of accumulated and declared but unpaid dividends, which will be taxable as ordinary income if not previously included in a holder's income). In determining whether any of these tests has been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must be taken into account. A holder's gain, if any, will generally be considered a capital gain and will be long-term if the holder has held the preferred stock for more than one year. Capital gains realized by corporations are generally taxed at the same rates applicable to ordinary income, although non-corporate taxpayers who realize long-term capital gains may be subject to a reduced tax rate of 20% on such gains, rather than the "regular" maximum tax rate of 39.6%. Tax rates may increase prior to the time when holders may realize gains.

     Because satisfaction of either of these tests will depend on the particular facts and circumstances of each holder of preferred stock as they exist at the time of the redemption, each holder is urged to consult its own tax adviser as to whether it would be entitled to sale or exchange treatment in connection with such a redemption.

     If a redemption of the preferred stock does not meet any of the tests under
Section 302 of the Code, it will be treated as a distribution that is taxable as a dividend under Section 301 of the Code to the extent of Marvel's current or accumulated earnings and profits. The dividend amount should be the amount of cash received by the stockholder. If a corporate stockholder has dividend treatment on a redemption of the preferred stock, the dividend will be an extraordinary dividend under Section 1059 of the Code irrespective of such holder's holding period.

          e. Conversion of Preferred Stock to 8% Convertible Subordinated Debentures.

     Marvel may, under certain circumstances, exchange all of the preferred stock for 8% Convertible Subordinated Debentures of Marvel. If this occurs, the treatment to the holders of the preferred stock will generally be as described in subparagraph (d), above. If gain or loss is recognized for federal income tax purposes, an amount equal to the difference between the issue price of the 8% Convertible Subordinated Debentures (less any amount attributable to accumulated and declared but unpaid dividends, which will be taxable as ordinary income if not previously included in a holder's income) and the holders' adjusted tax basis in the preferred stock will be taken into account. If issuance of the 8% Convertible Subordinated Debentures is treated as a dividend, the amount of the distribution should be the issue price of the 8% Convertible Subordinated Debentures. If the 8% Convertible Subordinated Debentures have original issue discount upon their issuance, a holder will be required to include in income an amount equal to the sum of the "daily portions" of such original issue discount, even if the holder does not receive cash payments of interest.


          f.   Backup Withholding.


     Under Section 3406 of the Code and under applicable Treasury regulations, a noncorporate holder of preferred stock, 8% Convertible Subordinated Debentures, or common stock may be subject to backup withholding at the rate of 31 percent with respect to dividends or interest paid on, original issue discount accrued with respect to, or the proceeds of a sale, exchange, or redemption of, preferred stock, 8% Convertible Subordinated Debentures, or common stock, as the case may be. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a taxpayer identification number (TIN) to the payor, (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee under-reporting" described in Section 3406(c) of the Code, or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under Section 3406(a)(1)(C) of the Code. If any one of the events listed above occurs, Marvel will be required to withhold an amount equal to 31 percent from any dividend payment made with respect to preferred stock or common stock, any payment of interest or principal pursuant to the terms of the 8% Convertible Subordinated Debentures, or any payment of proceeds of a redemption of such instruments, to a noncorporate holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liabilities.



                                       13
782128.3

                                 USE OF PROCEEDS

     Any shares offered under this prospectus will be offered by the selling stockholders. See "Plan of Distribution." We will not receive any proceeds from the sale of shares offered under this prospectus.

                              SELLING STOCKHOLDERS


     The following table sets forth certain information with respect to the amount of common stock and preferred stock held by each selling stockholder as of the date of this prospectus. The table indicates the nature of any position, office, or other material relationship which the selling stockholder has had within the past three years with Marvel or any of its predecessors or affiliates. Certain of the selling stockholders are parties to the stockholders' agreement, which is described in "RISK FACTORS--Control by Certain Stockholders." Those parties are identified in the table. The selling stockholders may offer all or part of the common stock or preferred stock covered by this prospectus. No estimate, therefore, can be given as to the amount of common stock or preferred stock that will be held by the selling stockholders upon completion of the offering. The common stock and preferred stock offered by this prospectus may be offered from time to time by the selling stockholders named below.



     A                                  B                      C                   D               E                    F


                                                                                                                   Percentage
                                     Number of             Number of            Number of      Number of           Represented
                                     Shares of             Shares of            Existing        Common              by Columns
                                  Preferred Stock         Common Stock          Shares of       Shares                C and D
                                     Owned and           Underlying the          Common       Covered by            Combined of
Name, Address, and                 Covered by this       Shares Listed          Stock(2)         this                  Shares
Relationship to Marvel               Prospectus(1)         in Column B           Owned       Prospectus(3)          Outstanding(4)
----------------------            --------------------   ---------------       ---------    --------------          -----------




Dickstein & Co., L.P.(5)                2,419,609           2,513,973           1,458,029      3,972,002               7.8%
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY 10021
** Signatory of Stockholders'
Agreement **

Dickstein Focus Fund L.P.(5)            232,577             241,647             195,620        437,267                 0.9%
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY 10021
** Signatory of Stockholders'
Agreement **

Dickstein International Limited(5)      805,876             837,305             613,967        1,451,272              2.8%
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY 10021
** Signatory of Stockholders'
Agreement **


                                       14
782128.3


     A                                  B                      C                   D               E                    F


                                                                                                                   Percentage
                                     Number of             Number of            Number of      Number of           Represented
                                     Shares of             Shares of            Existing        Common              by Columns
                                  Preferred Stock         Common Stock          Shares of       Shares                C and D
                                     Owned and           Underlying the          Common       Covered by            Combined of
Name, Address, and                 Covered by this       Shares Listed          Stock(2)         this                  Shares
Relationship to Marvel               Prospectus(1)         in Column B           Owned       Prospectus(3)          Outstanding(4)
----------------------            --------------------   ---------------       ---------    --------------          -----------


Elyssa Dickstein, Jeffrey               50,000              51,950                   0         51,950                   0.1%
Schwarz and Alan Cooper as
Trustees U/T/A/D 12/27/88,
Mark Dickstein, Grantor(5)
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY 10021
** Signatory of Stockholders'
Agreement **

Mark Dickstein and Elyssa               10,000              10,390                   0         10,390                   *
Dickstein, as Trustees of the
Mark and Elyssa Dickstein
Foundation(5)
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY 10021
** Signatory of Stockholders'
Agreement **

Elyssa Dickstein(5)                     140,000             145,460                  0         145,460                  0.3%
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY 10021
** Signatory of Stockholders'
Agreement **

Mark Dickstein(5)                       0                   0                   47,500         47,500                   *
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY 10021
** Director and Signatory of
Stockholders' Agreement **

Object Trading Corp.(6)                 3,492,852           3,629,073           33,500         3,662,573                7.2%
685 Third Avenue
New York, NY 10017
** Signatory of Stockholders'
Agreement **

                                       15
782128.3


     A                                  B                      C                   D               E                    F


                                                                                                                   Percentage
                                     Number of             Number of            Number of      Number of           Represented
                                     Shares of             Shares of            Existing        Common              by Columns
                                  Preferred Stock         Common Stock          Shares of       Shares                C and D
                                     Owned and           Underlying the          Common       Covered by            Combined of
Name, Address, and                Covered by this        Shares Listed         Stock(2)         this                  Shares
Relationship to Marvel               Prospectus(1)         in Column B           Owned       Prospectus(3)          Outstanding(4)
----------------------            --------------------   ---------------       ---------    --------------          -----------


Zib Inc. (6)                            0                        0              9,256,000      9,256,000                18.1%
1105 North Market Street
Room 1300
Wilmington, DE 19801
** Signatory of Stockholders'
Agreement **

The Laura & Isaac Perlmutter            0                        0              250,000        250,000                  0.5%
Foundation Inc.(6)
P.O. Box 1028
Lake Worth, FL 33460
** Signatory of Stockholders'
Agreement **

Avi Arad                                0                        0              4,150,000      4,150,000                8.1%
1698 Post Road East
Westport, CT 06880
** Director and Signatory of
Stockholders' Agreement **

The President and Fellows of           551,300                   572,800        484,997        1,057,797                2.1%
Harvard College (7)
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY 10606
Attn: Shelley F. Greenhaus

The Rockefeller Foundation (7)         208,488                   216,619        121,539        338,158                  0.7%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY 10606
Attn: Shelley F. Greenhaus

Vega Partners II, L.P. (7)             234,592                   243,741        137,458        381,199                  0.7%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY 10606
Attn: Shelley F. Greenhaus

Vega Partners III, L.P. (7)            543,273                   564,460        317,594        882,054                  1.7%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY 10606
Attn: Shelley F. Greenhaus


                                       16
782128.3


     A                                  B                      C                   D               E                    F


                                                                                                                   Percentage
                                     Number of             Number of            Number of      Number of           Represented
                                     Shares of             Shares of            Existing        Common              by Columns
                                  Preferred Stock         Common Stock          Shares of       Shares                C and D
                                     Owned and           Underlying the          Common       Covered by            Combined of
Name, Address, and                 Covered by this        Shares Listed         Stock(2)         this                  Shares
Relationship to Marvel               Prospectus(1)         in Column B           Owned       Prospectus(3)          Outstanding(4)
----------------------            --------------------   ---------------       ---------    --------------          -----------


Vega Partners IV, L.P. (7)             342,656              356,019             200,814        556,833                  1.1%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY 10606
Attn: Shelley F. Greenhaus

Vega Offshore Fund Trust (7)           138,552              143,955             86,109         230,064                  0.5%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY 10606
Attn: Shelley F. Greenhaus

Whippoorwill Associates, Inc.          2,703                2,808               1,896          4,704                    *
Profit Sharing Plan (7)
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY 10606
Attn: Shelley F. Greenhaus

Foothill Capital Corporation           1,611                1,673                    0         1,673                    *
11111 Santa Monica Blvd., Suite
1500
Los Angeles, CA 90025
Attn: Karen Sandler

Foothill Partners II, L.P.             16,286               16,921                   0         16,921                   *
11111 Santa Monica Blvd., Suite
1500
Los Angeles, CA 90025
Attn: Karen Sandler

Foothill Partners III, L.P.            39,835               41,388                   0         41,388                   *
11111 Santa Monica Blvd., Suite
1500
Los Angeles, CA 90025
Attn: Karen Sandler

Elliott Associates, L.P.               142,200              147,745                  0         147,745                  0.3%
712 Fifth Avenue, 35th Floor
New York, NY 10019
Attn: Michael Stephen


                                       17
782128.3


     A                                  B                      C                   D               E                    F


                                                                                                                   Percentage
                                     Number of             Number of            Number of      Number of           Represented
                                     Shares of             Shares of            Existing        Common              by Columns
                                  Preferred Stock         Common Stock          Shares of       Shares                C and D
                                     Owned and           Underlying the          Common       Covered by            Combined of
Name, Address, and                Covered by this        Shares Listed         Stock(2)         this                  Shares
Relationship to Marvel               Prospectus(1)         in Column B           Owned       Prospectus(3)          Outstanding
----------------------            --------------------   ---------------       ---------    --------------          -----------


Morgan Stanley & Co.              2,166,908                 2,251,417           1,769,375      4,020,792                7.9%
Incorporated
c/o Morgan Stanley
1585 Broadway
New York, NY 10036
Attn: Edgar Sabounghi
** Signatory of Stockholders'
Agreement **

The Chase Manhattan Bank          777,201                   807,511             1,288,777      2,096,288                4.1%
380 Madison Avenue, 9th Floor
New York, NY 10071
Attn: Susan Atkins
** Signatory of Stockholders'
Agreement **
-------------------------------------------------------------------------------------------------------------------------------
TOTAL                             12,316,519                12,796,855          20,413,175     33,210,030               65.1%

* = Less than 0.1%


(1) In the case of each selling stockholder, all the shares of preferred stock listed in Column B may be offered pursuant to this prospectus. In addition, shares of preferred stock paid as dividends in kind on the shares of preferred stock listed in Column B may be offered pursuant to this prospectus. The total number of shares of preferred stock covered by this prospectus is 15,620,234, which is equal to 12,316,519 (the total of the numbers in Column B) plus 3,303,715 (the approximate number of shares of preferred stock that would be necessary to pay dividends in kind on 12,316,519 shares of preferred stock for three years). See Note 3 for the total number of shares of common stock offered pursuant to this prospectus.


(2)  Does not include shares of common stock listed in Column C.


(3) The total number of shares of common stock offered pursuant to this prospectus is 36,642,683, which is equal to 33,210,030 (the total of the numbers in Column E) plus 3,432,653 (the number of shares of common stock that underlie the shares of preferred stock that would be necessary to pay dividends in kind on 12,316,519 shares of preferred stock for three years; see Note 1). See Note 1 for the total number of shares of preferred stock offered pursuant to this prospectus.

(4) Refers to the 51,011,227 shares of common stock that would be outstanding if all outstanding shares of preferred stock were converted into shares of common stock. Does not include shares that would be outstanding if warrants or rights were exercised.


(5)  (a)  Dickstein & Co., L.P. is a Delaware limited partnership.
     (b)  Dickstein Focus Fund L.P. is a Delaware limited partnership.


                                       18
782128.3

     (c) Dickstein International Limited is a limited-liability, open-end investment fund incorporated as an international business company in the Territory of the British Virgin Islands.
     (d) Elyssa Dickstein, Jeffrey Schwarz and Alan Cooper as Trustees U/T/A/D 12/27/88, Mark Dickstein, Grantor is a New York trust established by Mark Dickstein, as Grantor, for the benefit of his children. Elyssa Dickstein, Jeffrey Schwarz and Alan Cooper are the trustees of the trust. Mark Dickstein has no beneficial interest in the trust.
     (e) The Mark and Elyssa Dickstein Foundation is a New York trust organized to be exempt from federal income taxes under Section 501(c)(3) of the Internal Revenue Code.
     (f) Mark Dickstein, a director and principal stockholder of Marvel, is the president, sole stockholder and sole director of Dickstein Partners Inc., a Delaware corporation that is the advisor to Dickstein International Limited and is the general partner of Dickstein Partners, L.P., a Delaware limited partnership which in turn is the general partner of both Dickstein & Co., L.P. and Dickstein Focus Fund L.P. Mr. Dickstein is a trustee and the grantor of the Mark and Elyssa Dickstein Foundation and has the sole and exclusive authority to invest the principal of that foundation.
     (g) Elyssa Dickstein is the wife of Mark Dickstein and is a trustee of the Mark and Elyssa Dickstein Foundation and the trust described in
          (d), above.


     (6) (a) Object Trading Corp., a Delaware corporation, is wholly owned by Isaac Perlmutter, a director and principal stockholder of Marvel. (b) Zib Inc., a Delaware corporation, is wholly owned by the Isaac Perlmutter T.A., a Florida trust established by Mr. Perlmutter (the "Trust"). Mr. Perlmutter is a trustee and the sole beneficiary of the Trust, and may revoke the Trust at any time. (c) Mr. Perlmutter is a director and the president of The Laura & Isaac Perlmutter Foundation Inc., a Florida not-for-profit corporation.

     (7) Whippoorwill Associates, Incorporated, a Delaware corporation, as agent of and/or general partner for these accounts, is a signatory of the Stockholders' Agreement.


                              PLAN OF DISTRIBUTION


     The shares of common stock and preferred stock covered by this prospectus are now owned by the selling stockholders. As used in the rest of this section of the prospectus, the term "Selling Stockholders" includes the named selling stockholders and any of their pledgees, donees, transferees or other successors in interest selling shares received from a named selling stockholder after the date of this prospectus. The shares of common stock and preferred stock covered by this prospectus are referred to in this section as the "Shares." The selling stockholders may offer and sell, from time to time, some or all of the Shares. We have registered the Shares for sale by the selling stockholders so that the Shares will be freely tradeable by them. Registration of the Shares does not mean, however, that the Shares will necessarily be offered or sold. We will not receive any proceeds from any offering or sale by the selling stockholders of the Shares. We will pay all costs, expenses and fees in connection with the registration of the Shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the Shares.

     The selling stockholders may sell the Shares from time to time, at market prices prevailing at the time of sale or at negotiated prices, by methods such as the following: (a) on markets where our common stock or preferred stock is traded or in an exchange distribution in accordance with the rules of the exchange; (b) in privately negotiated transactions; (c) through broker-dealers, which may act as agents or principals; (d) in a block trade in which a broker-dealer will attempt to sell a block of Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(e) through one or more underwriters on a firm commitment or best-efforts basis;
(f) directly to one or more purchasers; (g) through agents; (h) through put or call option transactions, forward contracts or equity swaps relating to the Shares; (i) through short sales of the Shares by the selling stockholders or counterparties to those transactions; or (j) in any combination of the above.



                                       19
782128.3

     In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The broker-dealer transactions may include (a) purchases of the Shares by a broker-dealer as principal and resales of the Shares by the broker-dealer for its account pursuant to this prospectus; (b) ordinary brokerage transactions; or (c) transactions in which the broker-dealer solicits purchasers.

     If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any Shares through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, pursuant to Rule 424(b) under the Securities Act disclosing the material terms and conditions of such arrangement. If an underwriter or underwriters are used in the sale of Shares, Marvel and the selling stockholders will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. The underwriter or underwriters with respect to an underwritten offering of Shares and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. In connection with the sale of Shares, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     The Shares may be sold either at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by the selling stockholders and any commissions received by any such broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. We have agreed to indemnify some of the selling stockholders -- those who signed a Registration Rights Agreement with us, dated as of October 1, 1998 --, and each person or entity which participates as or may be deemed to be an underwriter in the offering or sale of those selling stockholders' shares, against certain liabilities (and to contribute to payments in respect thereof), including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's Website at "http://www.sec.gov."

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1. Our Annual Report on Form 10-K for the year ended December 31, 1997;


                                       20
782128.3

2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

3. Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on August 3, 1998, October 2, 1998, and October 14, 1998, our Current Report on Form 8-K/A filed on October 16, 1998, and our Current Report on Form 8-K/A-2 filed on November 25, 1998 (which incorporates by reference the consolidated financial statements included in Marvel Entertainment Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998);


4. Our descriptions of our common stock and preferred stock contained in our Registration Statements on Form 8-A filed on October 2, 1998 (SEC File Nos. 001-13638 and 000-24937); and

5. The section entitled "THE MARVEL PROPOSALS -- Securities to be Issued and Transferred under the Plan" on pages 82 -87 of our Proxy Statement on Schedule 14A (SEC File No. 001-13638), as filed with the Securities and Exchange Commission on August 13, 1998, which includes descriptions of our common stock and preferred stock.


     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     David J. Fremed,
     Chief Financial Officer
     Marvel Enterprises, Inc.
     685 Third Avenue
     New York, NY 10017
     Telephone requests may be directed to (212) 558-5100.

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     EXPERTS

     The consolidated financial statements of Toy Biz, Inc. appearing in Toy Biz, Inc.'s (now known as Marvel Enterprises, Inc.) Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Marvel Entertainment Group, Inc. appearing in Marvel Entertainment Group, Inc.'s Annual Report (Form 10-K/A) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Battle Fowler LLP, New York, New York. Lawrence Mittman, a director of Marvel, is a partner in Battle Fowler LLP.


                                       21
782128.3

------------------------------------------------------    ----------------------------------------------------------
------------------------------------------------------    ----------------------------------------------------------

No dealer, salesperson or other individual has been
authorized to give any information or make any
representations not contained in this prospectus in
connection with the offering covered by this
prospectus.  If given or made, such information or                 36,642,683 Shares of Common Stock
representation must not be relied upon as having
been authorized by us or the selling stockholders.          15,620,234 Shares of 8% Cumulative Convertible
This prospectus does not constitute an offer to                              Exchangeable
sell, or a solicitation of an offer to buy, common                          Preferred Stock
stock and or the preferred stock in any jurisdiction
where, or to any person to whom, it is unlawful to
make such offer or solicitation.  Neither the
delivery of this prospectus nor any sale made
hereunder shall, under any circumstances, create an                      MARVEL ENTERPRISES, INC.
implication that there has not been any change in
the facts set forth in this prospectus or in our
affairs of since the date hereof.


                      TABLE OF CONTENTS

                                                                              Prospectus
                     Prospectus


                                            Page
Prospectus Summary ........................... 3
Risk Factors ................................. 5
Ratio of Combined Fixed Charges and
  Preference Dividends to Earnings ..........  9
Forward-Looking Statements ...................10
Federal Income Tax Considerations ............10
Use of Proceeds ..............................14
Selling Stockholders ........................ 14
Plan of Distribution .........................19
Where You Can Find More Information ..........20                           December 31, 1998
Experts ......................................21
Legal Matters ................................21








-----------------------------------------------------     ----------------------------------------------------------
------------------------------------------------------    ----------------------------------------------------------

782128.3

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting discounts and commissions) incurred in connection with the issuance and distribution of the shares of common stock and preferred stock to be registered under this Registration Statement. The selling stockholders will bear no portion of the fees and expenses estimated below. Those fees and expenses will be borne entirely by Marvel.

Securities and Exchange Commission, registration fee ...................$ 87,272
Federal taxes...........................................................       0
State taxes and fees....................................................       0
Transfer agent's fees...................................................       0
Engineering fees........................................................       0
Printing and engraving costs............................................  25,000
Mailing expenses........................................................   1,000
Accounting fees and expenses............................................  35,000
Legal fees and expenses................................................. 100,000
Miscellaneous expenses..................................................  20,000

              Total....................................................$ 268,272


Item 15. Indemnification of Directors and Officers

         In accordance with Section 102(b)(7) of the Delaware General Corporation Law, Article X of our Certificate of Incorporation eliminates, with certain exceptions, our directors' personal liability to Marvel or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Article 6 of our By-Laws provides, to the extent permitted by the Delaware General Corporation Law, for our indemnification of present or former directors, officers or incorporators of Marvel against various costs they may incur in connection with certain lawsuits and similar proceedings in which they become involved by reason of their relationship to Marvel. Only those who have acted in good faith are entitled to our indemnification. In certain cases, our indemnification payments may be made, conditionally, before the lawsuit or similar proceeding is complete.


Item 16. Exhibits

   2.1 -- Fourth Amended Plan of Reorganization filed with the United
          States District Court for the District of Delaware on July 31, 1998 by certain creditors of Marvel Entertainment Group, Inc. and the Registrant, with attached exhibits (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K, dated as of October 13, 1998, and filed on October 14, 1998).

   4.1 -- The Registrant's Restated Certificate of Incorporation
          (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K, dated as of October 13, 1998, and filed on October 14, 1998).


                                      II-1
782128.3

   5.1 -- Opinion of Battle Fowler LLP.*


  12.1 -- Statements re: Computation of Ratios.*


  23.1 -- Consent of Ernst & Young LLP.

  23.2 -- Consent of Ernst & Young LLP.


  24.1 -- Power of Attorney.*

-------------------------------
*  Previously filed.


Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered


                                      II-2
782128.3
therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.


                                      II-3
782128.3

                                   SIGNATURES


         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on the 31st day of December, 1998.



                              MARVEL ENTERPRISES, INC.
                              a Delaware corporation (Registrant)



                              By:   /s/ DAVID J. FREMED
                                       David J. Fremed
                                       Chief Financial Officer and Treasurer




         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.



SIGNATURE                                   TITLE                                  DATE

                                            Chairman of the Board and Director     December __, 1998
*
Morton E. Handel

                                            Chief Executive Officer (principal     December __, 1998
*                                           executive officer)
Eric Ellenbogen

   /s/ DAVID J. FREMED                      Chief Financial Officer and            December 31, 1998
----------------------------------          Treasurer (principal financial and
David J. Fremed                             accounting officer)


                                            Director                               December __, 1998
*
Avi Arad


                                            Director                               December __, 1998
*
Mark Dickstein


                                            Director                               December __, 1998
*
Eric Ellenbogen



782128.3



SIGNATURE                                   TITLE                                  DATE



                                            Director                               December __, 1998
*
Shelley F. Greenhaus

                                            Director                               December __, 1998
*
James F. Halpin

                                            Director                               December __, 1998
*
Michael M. Lynton

                                            Director                               December __, 1998
*
Lawrence Mittman

                                            Director                               December __, 1998
*
Isaac Perlmutter

                                            Director                               December __, 1998
*
Rod Perth

                                            Director                               December __, 1998
*
Michael J. Petrick


*By:    /s/ DAVID J. FREMED                                                        December 31, 1998
--------------------------------
         David J. Fremed
         Attorney-in-fact